Exhibit 10.3
[Bank Name and Address]

DATE:	May 18, 2009

TO:	Covanta Holding Corporation
40 Lane Road
Fairfield, New Jersey
ATTENTION:	Treasurer
TELEPHONE:	973-882-4193
FACSIMILE:	973-882-7234

FROM:	[Bank Agent], acting as Agent for [Bank Name]
TELEPHONE:	[ ]

SUBJECT:	[Form of Warrant Transaction]
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [Bank Name] (“Bank”), through its agent [Agent Name] (the “Agent”), and Covanta Holding Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. [Barclays Bank PLC is regulated by the Financial Services Authority. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”).]
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction, and each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”) as if Bank and Counterparty had executed an agreement in such form (without any Schedule except for (i) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, and (ii) the “Cross-Default” provisions of Section 5(a)(vi) applicable to Counterparty with a “Threshold” of USD30,000,000 the phrase “, or becoming capable at such time of being declared,” deleted from Section 5(a)(vi) of the Agreement and with such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 18, 2009.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European.

Warrant Type:	Call.

Seller:	Counterparty.

Buyer:	Bank.

Shares:	The common stock, par value USD0.10 per share, of Counterparty (Ticker symbol “CVA”).

Number of Warrants:	In the aggregate, [Barclays Bank PLC - 10,783,700; Citibank, N.A. - 5,391,850; JPMorgan Chase Bank, National Association - 5,391,850] and for each Component of the Transaction, as provided in Schedule B to this Confirmation; provided that if the initial purchasers named in the Purchase Agreement (as defined in Section 4(a) below) exercised the option to purchase additional convertible notes (“Additional Convertible Notes”) pursuant to Section 3 of the Purchase Agreement, the Number of Warrants shall be automatically increased, effective upon payment by Counterparty of the Additional Premium on the Additional Premium Payment Date, by a number of Warrants equal to the product of (x) the Number of Warrants, and (y) a fraction, the numerator of which is the number of Additional Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise and the denominator of which is the number of Convertible Notes in denominations of USD1,000 principal amount issued prior to such exercise, subject to rounding as deemed appropriate by the Calculation Agent, and Calculation Agent will promptly provide Counterparty and Bank a schedule setting forth the increased Number of Warrants in the aggregate and for each Component.

Warrant Entitlement:	One Share per Warrant.

Strike Price:	As provided in Schedule A to this Confirmation.

Premium:	As provided in Schedule A to this Confirmation; provided that if the Number of Warrants is increased pursuant to the proviso to the definition of “Number of Warrants” above, Counterparty shall pay on the Additional Premium Payment Date an additional Premium (the “Additional Premium”) equal to the product of the number of Warrants by which the aggregate Number of Warrants for such Components is so increased and USD2.1755.

Premium Payment Date:	May 22, 2009.

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Bank.

Procedures for Exercise:

In respect of any Component

Expiration Time:	The Valuation Time.

Expiration Date(s):	As provided in Schedule B to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its sole discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is a Disrupted Day or an Expiration Date in respect of any other Component for the Transaction) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	As provided in Schedule A to this Confirmation.

Automatic Exercise:	Applicable with respect to the Warrants included in any Component; provided that Section 3.4(a) of the Equity Definitions shall apply to Net Share Settlement.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material” and by adding the words “, (iv) a Regulatory Disruption or (v) a Liquidity Event” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term

“Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Bank determines in its good faith reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Bank to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Liquidity Event:	A “Liquidity Event” shall occur if on any day the trading volume or liquidity of trading in the Shares is materially reduced from levels prevailing on the Trade Date and the Calculation Agent determines in its good faith commercially reasonable discretion that as a result it would be appropriate to treat such day as a Disrupted Day or a partially Disrupted Day.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Bank’s ability to unwind any hedging transactions related to the Transaction.

Valuation:

In respect of any Component

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The Expiration Date.

Settlement Terms:

In respect of any Component Settlement Currency:	USD.

Settlement Method:	Net Share Settlement.

Settlement Price:	On any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CVA <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the volume-weighted average price on such Valuation Date, as determined by the Calculation Agent).

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to paragraph 5(j)(i) hereof.

Net Share Settlement:	On each Settlement Date, Counterparty shall deliver to Bank a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Bank, and cash in lieu of any fractional shares valued at the Settlement Price for the Valuation Date corresponding to such Settlement Date. If, in the good faith reasonable judgment of Bank, the Shares deliverable hereunder would not be immediately freely transferable by Bank under Rule 144 (or any successor provision, collectively, “Rule 144”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for any reason other than solely as a result of Bank being an “affiliate” (as defined in Rule 144 under the Securities Act) of Counterparty (where such affiliation did not arise from Bank being a party to the Transaction), then Bank may elect to either (x) accept delivery of such Shares notwithstanding the fact that such Shares are not freely transferable by Bank under Rule 144 or (y) require that such delivery take place pursuant to paragraph 5(j) below.

Net Share Amount:	A number of Shares, as calculated by the Calculation Agent, equal to the Option Cash Settlement Amount divided by the Settlement Price, each determined as if Cash Settlement applied, rounded down to the nearest whole number plus any Fractional Share Amount.

Other Provisions Applicable to Net Share Settlement:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Bank may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

Dividends:

Dividend Adjustments:	If at any time during the period from but excluding the Trade Date, to and including the final Expiration Date an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust the Strike Price, the Number of Warrants and/or Warrant Entitlement as it deems appropriate to preserve the fair value of the Warrant to Bank after taking into account such dividend.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Shares.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of parenthetical in clause (i) thereof.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Bank may elect, in its commercially reasonable judgment, Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under paragraph 5(f)(i) of this Confirmation, Bank may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or paragraph 5(f)(i) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies to the Transaction, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Counterparty and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Bank that Bank has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Bank to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank (based on commercially reasonable interpretations of such legal, regulatory or self-regulatory requirements applicable to Bank), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (iii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, and (iv) inserting the words “by any party to the proposed transaction” after the word “announcement” in the third and the fifth lines thereof.

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, expected dividends, or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms; provided, however, that the scheduled exercise or scheduled expiration of call options on the Shares (with a Trade Date of even date herewith) sold by Bank to Counterparty in accordance with the terms of such call options shall not provide the sole basis for the occurrence of a Hedging Disruption Event.”

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:	Applicable; provided that (a) Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate”, and (b) Section 12.9(b)(iv) is amended by deleting (i) subsection (A) in its entirety, (ii) the phrase “or (B)” following subsection (A), (iii) the phrase “in each case” in subsection (B), and (iv) the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

Borrow Cost:	The cost to borrow the relevant Shares that would be incurred by a third party market participant borrowing such Shares, as determined by the Calculation Agent, on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS that would be earned on collateral posted in connection with such borrowed Shares, net of any costs or fees , and (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	100 basis points.

Increased Cost of Stock Borrow:	Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)” and deleting the comma at the end of subsection (A), (ii) deleting subsection (C) in its entirety, (iii) deleting the word “or” immediately preceding subsection (C), (iv) replacing “either party” in the penultimate sentence with “the Hedging Party”, (v) replacing the word “rate” in clause (Y) of the final sentence therein with the words “Borrow Cost”, and (vi) deleting subsection (X) in its entirety and the words “or (Y)” immediately following subsection (X).

Initial Stock Loan Rate:	20 basis points.

FED FUNDS:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Bank for all applicable Additional Disruption Events.

Determining Party:	Bank for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.
3.	Mutual Representations, Warranties and Agreements.
Each of Bank and Counterparty represents and warrants to, and agrees with, the other party that:
(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; and

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.
4.	Representations, Warranties and Agreements of Counterparty.
In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:
(a)	the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers party thereto (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Bank as if set forth herein;

(b)	the Shares of Counterparty initially issuable upon exercise of the Warrant (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Counterparty. The Warrant Shares have been duly authorized and, when delivered as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any pre-emptive or similar rights;

(c)	Counterparty shall immediately provide written notice to Bank upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Bank;

(d)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Bank or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Bank or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(e)	Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Termination Delivery Units, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(f)	Counterparty understands, agrees and acknowledges that Bank has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(g)	each of Counterparty’s filings under the Securities Act, the Securities Exchange Act of 1934 (as amended (the “Exchange Act”), or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(h)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(i)	Counterparty understands, agrees and acknowledges that no obligations of Bank to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Bank or any governmental agency;

(j)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance;

(k)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

(l)	Counterparty shall deliver to Bank an opinion of counsel, dated as of the Trade Date in form and substance reasonably satisfactory to Bank with respect to matters set forth in Section 3(a) of the Agreement and paragraphs 4(b) and 4(h) of this Confirmation, and a resolution of Counterparty’s board of directors authorizing such Transaction and such other certificate or certificates as Bank shall reasonably request;

(m)	(x)(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M until the second Exchange Business Day immediately following the Trade Date, and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period;
(n)	During the Settlement Period and on any other Exercise Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Bank; provided that this Section 4(n) shall not apply to the following: (A) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements in connection with the exercise of such options; (B) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (C) the conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; (D) purchases of Shares effected by or for a plan by an agent independent of the Counterparty that satisfy the requirements of Rule 10b-18(a)(13)(ii); or (E) purchases of Shares directly affected by Counterparty in privately negotiated off-market transactions that are not “Rule 10b-18 Purchases” (as defined in Rule 10b-18);

(o)	Counterparty agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Bank that such information is true and correct. In addition, Counterparty shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act; and

(p)	COUNTERPARTY UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
5.	Other Provisions:

(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Bank and Counterparty shall be transmitted exclusively through Agent.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Warrant Equity Percentage as determined on such day is (i) equal to or greater than [Barclays PLC - 7.5%; Citibank, N.A. - 4%; JPMorgan Chase Bank, National Association - 4%] or (ii) greater by 0.5% than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the Trade Date). The “Warrant Equity Percentage” as of any day is the fraction (A) the numerator of which is the Number of Warrants and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day specified in this paragraph. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction without the prior written consent of Bank. Notwithstanding any provision of the Agreement to the contrary, Bank may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any third party. If at any time at which (1) the Equity Percentage exceeds 9% or (2) Bank, Bank Group (as defined below) or any person whose ownership position would be aggregated with that of Bank or Bank Group (Bank, Bank Group or any such person, a “Bank Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Bank Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) [ ]% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Bank is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Bank may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Bank so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(i) shall apply to any amount that is payable by Bank to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Bank and any of its affiliates subject to aggregation with Bank, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Bank (collectively, “Bank Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day plus [ ]% of the Shares outstanding as of such day and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank’s obligations in respect of the Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Counterparty to the extent of any such performance.
(d)	Role of Agent. Each of Bank and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Bank under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Bank and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Bank or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Bank. Bank will be acting for its own account in respect of this Master Confirmation any Transaction contemplated hereunder.

(e)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Bank upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(f)	Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any of the following Additional Termination Events, Bank may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect and, for the avoidance of doubt, shall be subject to all relevant provisions and adjustments as if an Additional Termination Event had not occurred:
(i)	if at any time (x) Bank is unable, or reasonably determines that it is inadvisable, based upon the advice of counsel, to hedge its obligations pursuant to the Transaction in the public market without registration under the Securities Act as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to it (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank); or (y) Bank determines in its reasonable discretion that Bank or its affiliates would incur a materially increased cost in establishing, re-establishing or maintaining a full hedge of the equity price risk (including for the avoidance of doubt, the volatility risk) in respect of the Transaction; provided , however, that the scheduled exercise or scheduled expiration of call options on the Shares (with a Trade Date of even date herewith) sold by Bank to Counterparty in accordance with the terms of such call options shall not provide the sole basis for the occurrence of such Additional Termination Event pursuant to this sub-clause (y);

(ii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Counterparty’s capital stock that is at the time entitled to vote by the holder thereof in the election of Counterparty’s board of directors (or comparable body);

(iii)	the consolidation or merger of Counterparty with or into any other “person” (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of Counterparty’s assets and those of Counterparty’s subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than (x) any transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Counterparty’s capital stock; and pursuant to which the holders of 50% or more of the total voting power of all shares of Counterparty’s capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Counterparty’s capital stock entitled to vote generally in elections of directors of the continuing or surviving person (or any parent thereof) immediately after giving effect to such transaction; or (y) any merger primarily for the purpose of changing Counterparty’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of the outstanding Shares solely into shares of common stock of the surviving entity;

(iv)	the first day on which a majority of the members of board of directors of Counterparty are not “continuing directors”. “Continuing directors” means, as of any date of determination, any member of board of directors of Counterparty who (x) was a member of the board of directors on the Trade Date; or (y) was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election;

(v)	the adoption of a plan relating to liquidation or dissolution of Counterparty; or

(vi)	the termination of trading of the Shares, which will be deemed to have occurred if the Shares are neither listed for trading on a U.S. national securities exchange nor approved for quotation on any U.S. system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing or quotation in the United States.
Notwithstanding any provision of paragraph 5(f)(iii), however, an Additional Termination Event will not be deemed to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute an Additional Termination Event above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the Convertible Notes become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.
(g)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(h)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(i)	Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Counterparty owes Bank any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the shares (“Notice of Counterparty Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Counterparty shall deliver to Bank a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such Payment Obligation). In addition, if, in the good faith reasonable judgment of Bank, for any reason, the Termination

Delivery Units deliverable pursuant to this paragraph would not be immediately freely transferable by Bank under Rule 144, then Bank may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) require that such delivery take place pursuant to paragraph 5(j) below. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
(j)	Registration/Private Placement Procedures. If, in the reasonable opinion of Bank, following any delivery of Shares or Termination Delivery Units to Bank hereunder, such Shares or Termination Delivery Units would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Termination Delivery Units) (such Shares or Termination Delivery Units, “Restricted Shares”) for any reason other than solely as a result of Bank being an “affiliate” (as defined in Rule 144 under the Securities Act) of Counterparty (where such affiliation did not arise from Bank being a party to the Transaction), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Counterparty, unless waived by Bank. Notwithstanding the foregoing, solely in respect of any Number of Warrants exercised or deemed exercised on any Expiration Date, Counterparty shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement (as defined below) or Registration Settlement (as defined below) for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.
(i)	If Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Bank; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Bank (or any affiliate designated by Bank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such affiliate of Bank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank. In the case of a Private Placement Settlement, Bank shall determine the appropriate discount

(in the case of settlement of Termination Delivery Units pursuant to paragraph 5(i) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Bank hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by Bank to Counterparty, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date described in paragraph 5(i) (in the case of settlement of Termination Delivery Units) or on the Settlement Date (in the case of settlement in Shares pursuant to Section 2 above).
In the event of a Private Placement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Bank as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to Bank’s rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this Section, “Spread” means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if Bank were to extend credit to Company in an amount equal to such Net Share Settlement Amount or Payment Obligation, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the Payment Obligation is due, respectively. Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of Counterparty (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(ii)	If Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period (as defined below)) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bank, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bank. If Bank, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Bank is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Bank completes the sale of all Restricted Shares or, in the case of settlement of Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above) and (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act.
(iii)	If (ii) above is applicable and the Net Share Settlement Amount or the Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Net Share Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Bank by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Make-whole Shares”); provided that the aggregate number of Shares and Make-whole Shares delivered shall not exceed the Maximum Amount) that, based on the Settlement Price on the last day of the Resale Period (as if such day was the Valuation Date for purposes of computing such Settlement Price), has a value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Counterparty elects to pay the Additional Amount in Make-whole Shares, the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment. This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 5(m) below. “Freely Tradeable Value” means the value of the number of Shares delivered to Bank which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Bank, as determined by the Calculation Agent by commercially reasonable means.

(iv)	Without limiting the generality of the foregoing, Counterparty agrees that any Restricted Shares delivered to Bank, as purchaser of such Restricted Shares, (A) may be transferred by and among Bank and its affiliates and Counterparty shall effect such transfer without any further action by Bank and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any settlement date for such Restricted Shares, Counterparty shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Bank (or such affiliate of Bank) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Bank in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i), (ii) or (iii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.
(k)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Bank may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to paragraphs 5(i), (l) or (m)) shall be made, to the extent (but only to the extent) that, the receipt of any Shares upon such exercise or delivery would result in the existence of an Excess Ownership Position, provided that solely for purpose of this paragraph, Excess Ownership Position would also be deemed to occur if Bank’s ultimate parent entity directly or directly owns, controls or holds (as used in the Federal Power Act and the Public Utility Holding Company Act of 2005) at any time in excess of 4.9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the existence of an Excess Ownership Position. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery and Barclay’s right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Bank gives notice to Counterparty that, such exercise or delivery would not result in the existence of an Excess Ownership Position.

(l)	Share Deliveries. Counterparty acknowledges and agrees that, to the extent that Bank is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Bank shall not be considered such an affiliate of Counterparty solely by reason of its receipt of or right to receive Shares pursuant to the Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 under the Securities Act applicable to it, any Shares or Termination Delivery Units delivered hereunder at any time after 1 year from the Premium Payment Date shall be eligible for resale under Rule 144 under the Securities Act, and Counterparty agrees to promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Termination Delivery Units. Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 6 months from the Premium Payment Date but prior to 1 year from the Premium Payment Date, to the extent that Counterparty then satisfies the current information requirement of Rule 144 under the Securities Act, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Shares or Termination Delivery Units upon delivery by Bank to Counterparty or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank. Counterparty further agrees and acknowledges that Bank shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Bank relating to the Shares. Counterparty further agrees that Shares or Termination Delivery Units delivered hereunder prior to the date that is 6 months from the Premium Payment Date may be freely transferred by Bank to its affiliates, and Counterparty shall effect such transfer without any further action by Bank. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, including without limitation to lengthen or shorten the holding periods, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144 under the Securities Act, including Rule 144, as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.
(m)	Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Counterparty be required to deliver more than 1.2 times the Number of Shares (the “Maximum Amount”) in the aggregate to Bank in connection with the Transaction, subject to the provisions below regarding Deficit Shares. In the event Counterparty shall not have delivered the full number of Shares otherwise due in connection with the Transaction as a result of the first sentence of this paragraph relating to the Maximum Amount (such deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant delivery date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Bank of the occurrence of any of the foregoing events (including the aggregate number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver 50% of such aggregate number of Shares thereafter. Counterparty shall maintain a number of authorized but unissued Shares that are free from preemptive rights that at all times exceeds the sum of (x) the Maximum Amount, plus (y) the aggregate number of Shares expressly reserved for any other use (including, without limitation, Shares reserved for issuance upon the exercise of options or convertible debt), whether expressed as caps or as numbers of Shares reserved or otherwise.

(n)	No Material Non-Public Information. Counterparty represents and warrants to Bank as of the Trade Date that it is not aware of any material non-public information concerning itself or the Shares.

(o)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(p)	Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

(q)	Payments by Bank upon Early Termination. Bank and Counterparty hereby agree that, notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, following the payment of the Premium and the Additional Premium, if any, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Bank owes to Counterparty the amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(r)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Bank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(s)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and Second Method will apply.

(t)	Governing Law. The law of the State of New York (without reference to choice of law doctrine). The parties hereto irrevocably submit to the nonexclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(u)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
6.	Account Details:
(a)	Account for payments to Counterparty:

Wire instructions:

[ ]

ACH instructions:

[ ]

(b)	Account for payments to Bank:

[ ]

Account for delivery of Shares to Bank:

[ ]
7.	Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Bank for the Transaction is: Inapplicable, Bank is not a Multibranch Party.
8.	Notices:
For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

Covanta Holding Corporation 40 Lane Road Fairfield, New Jersey 07004 Attention: Treasurer Telephone No.: (+1) 973-882-4193 Facsimile No.: (+1) 973-882-7357

(b)	Address for notices or communications to Bank:

[ ]

with a copy to:

[ ]

and

[ ]
This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bank a facsimile of the fully-executed Confirmation to Bank at [ ]. Originals shall be provided for your execution upon your request.

Very truly yours,

[AGENT],
acting solely as Agent for Bank in connection with the Transaction

By:
Name:
Title:

Accepted and confirmed as of the Trade Date:

COVANTA HOLDING CORPORATION

By:
Name:
Title:
[Warrant Transaction Signature Page]

SCHEDULE A
For purposes of the Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD[ ].

2.	Premium:	USD[ ].

3.	Final Disruption Date:	[ ].

SCHEDULE B
     For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date